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Exhibit 99.3

PROSPECTUS SUPPLEMENT SUMMARY

        This summary is not complete and does not contain all the information that you should consider before purchasing shares in this offering. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the incorporated documents, including in particular the information under the heading "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, each of which could materially adversely affect our operating results, financial condition and cash flows, and all other information included or incorporated into this prospectus supplement and the accompanying prospectus.

FTD Group, Inc.

Overview

        We are a leading provider of floral products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. Our business utilizes our highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops internationally. We conduct our business through three operating segments: the consumer segment, the florist segment and the international segment. We operate our consumer segment primarily through our www.ftd.com Web site in the U.S. and Canada. As a result of our same-day delivery capability and broad product selection, we are one of the largest direct marketers of floral products and specialty gifts in the U.S., generating 4.5 million orders from consumers for the year ended June 30, 2006. Through our florist segment, we provide a comprehensive suite of products and services that enable FTD members to send and deliver floral orders. We recently added our international segment through our July 31, 2006 acquisition of Interflora Holdings Limited, which we refer to as Interflora, a U.K.-based provider of floral-related products and services to consumers and retail floral locations in the U.K. and the Republic of Ireland.

        Our consumer and florist businesses are highly complementary, as floral orders generated by our consumer businesses can be delivered by our network of members. We believe that our strong brand name recognition, complementary florist and consumer businesses, extensive customer database of floral and specialty gift consumers, sizable network of members and international footprint provide us with significant competitive advantages. We believe these competitive advantages are the primary drivers of the strong growth in our revenues which increased at a compound annual rate of 9% for the five-year period ended June 30, 2006.

Consumer Segment

        Through our consumer segment, we market and sell floral products and specialty gift items to consumers, primarily through our www.ftd.com Web site and our 1-800-SEND-FTD toll-free telephone number. We typically offer approximately 400 floral arrangements for florist delivery and approximately 700 direct ship items, which are delivered via common carrier, including boxed flowers, plants, gourmet food gifts, holiday gifts, bath and beauty products, jewelry, wine and gift baskets, dried flowers and stuffed animals.

        Consumers place orders at our www.ftd.com Web site or over the telephone, which are then transmitted to florists or third-party specialty gift providers for processing and delivery. The Internet is our primary channel for orders, representing approximately 90% of total order volume for the year ended June 30, 2006. Through our network of members, we are able to offer same-day delivery to nearly 100% of the U.S. and Canadian populations. Additionally, we route floral orders through an international network of floral retailers enabling next-day delivery in over 150 countries. Through third-party manufacturers and distributors, we also offer next-day delivery of floral and specialty gift orders throughout the U.S. Our consumer segment has very low working capital requirements because members and specialty gift providers generally maintain the physical inventory and bear the cost of warehousing and distribution. In addition, consumers generally pay for floral and specialty gift orders before we pay florists and specialty gift providers to deliver them. We do not own or operate any retail locations.

        We continue to generate significant growth in our consumer segment driven by the strength of our brand, consumer preference for purchasing floral products and gifts over the Internet, our focus on new product introductions and our direct marketing expertise. For the six months ended December 31, 2006, our consumer segment generated revenues of $116.9 million, representing an increase of 11.5% from the six months ended December 31, 2005. For the year ended June 30, 2006, our consumer segment generated revenues of $275.8 million, representing an increase of 11.6% from the year ended June 30, 2005.

Florist Segment

        Through our florist segment, we provide a comprehensive suite of products and services that enable our FTD members to send and deliver floral orders. This suite of products and services is also designed to promote revenue growth and enhance the operating efficiencies of FTD members. We provide these services to our network of independent members located primarily in the U.S. and Canada, which includes traditional retail florists as well as other retailers offering floral products.

        Services.    We provide our FTD members with access to the FTD brand and the Mercury Man logo, supported by various advertising campaigns, order clearinghouse services (which eliminate counterparty credit risks between sending and receiving FTD members), a quarterly directory publication of FTD members, credit card processing services, e-commerce Web site development and maintenance, online advertising tools and a 24-hour telephone answering and order-taking service. In addition, we provide the Floral Selections Guide, a counter display published by FTD, featuring FTD products for all occasions. Our members pay us for these services through monthly dues and activity-based fees, such as per order charges. Through our proprietary Mercury Network, our members electronically transmit orders and send messages to other FTD members, for which we receive monthly fees in addition to per-order and per-message fees.

        Products.    We sell basic software and hardware for transmitting and receiving orders, as well as software and hardware that provide full back-end systems to manage a florist's business. We also act as a national wholesaler to FTD members, providing FTD-branded and non-branded hard goods and cut flowers as well as packaging, promotional products and a wide variety of other floral-related supplies. During holiday seasons such as Valentine's Day, Mother's Day and Christmas, we design specialized floral bouquets with exclusive FTD containers and feature these exclusive FTD products in advertising and on the heavily trafficked www.ftd.com Web site.

        Revenues in our florist segment are driven by the strength of our brand, our comprehensive suite of products and services and our strong relationships with our FTD members. Approximately 74% of florist segment revenues in fiscal 2006 were derived from recurring membership, service and other monthly fees. For the six months ended December 31, 2006, our florist segment generated revenues of $88.4 million, representing a decrease of 2.0% from the six months ended December 31, 2005. Included in the six months ended December 31, 2005 was approximately $3.9 million of revenue related to Renaissance Greeting Cards, Inc., which we refer to as Renaissance, which was sold in December, 2005. Excluding the revenue related to Renaissance from the six months ended December 31, 2005, florist segment revenues would have grown 2.4% in the six months ended December 31, 2006 over the same period of the prior year. For the year ended June 30, 2006, our florist segment generated revenues of $189.4 million, representing a decrease in revenue of 0.7% from the year ended June 30, 2005. Excluding the revenue related to Renaissance from fiscal year 2005 of $8.7 million and from fiscal year 2006 of $3.9 million, florist segment revenues would have grown 1.9% in the year ended June 30, 2006 over the same period of the prior year. Our florist segment revenues are derived disproportionately from our largest 10,000 members. As a result, and because the mix of our membership is changing as we add more supermarket members and seek to add mass merchants, we no longer consider the absolute number of members to necessarily be indicative of segment performance. We focus primarily on the penetration of goods and services sold to our members, which has more than offset the impact of overall membership declines and allowed us to increase segment revenue (excluding the impact of Renaissance).

International Segment

        Our international segment is primarily comprised of Interflora, which has both a florist and a consumer business. Interflora is an internationally recognized brand and utilizes the same Mercury Man logo as FTD. Similar to FTD, Interflora previously operated as an unincorporated association until its incorporation and conversion to a "for-profit" organization in February 2005. Interflora markets floral products and specialty gifts direct to consumers in the U.K. and the Republic of Ireland through both the www.interflora.co.uk Web site and a toll-free telephone number and provides various products and services to its members. For the six months ended December 31, 2006, our international segment generated revenues of $55.0 million. Pro forma revenue, assuming we had acquired Interflora on July 1, 2005, would have been $65.7 million for the six months ended December 31, 2006, as compared to $52.5 million for the six months ended December 31, 2005, representing an increase of 25.1% in 2006 (9% resulting from the appreciation of the British pound against the U.S. dollar). Consumer orders totaled 700,000 during the 2006 period, a 19% increase over the prior year period.

Floral Industry Overview

  Domestic

        The U.S. Department of Commerce estimates that U.S. personal consumption expenditures for the floriculture industry (which includes flowers, seeds and potted plants) were approximately $19 billion for 2005 and grew at approximately a 3% compound annual growth rate over the prior ten years. The floral retail market space is highly fragmented with thousands of industry participants. Key trends in the floral retail market include:

  •
  the increasing role of floral direct marketers, particularly those marketing floral products over the Internet, which has resulted in increased orders for delivery placed through floral direct marketers versus traditional retail florists;

  •
  consumer purchasing of "cash and carry" flowers continues to shift away from traditional retail florists to supermarket and mass merchant retail locations;

  •
  the increasing dependence of traditional retail florists on wire services to provide incoming order volume to offset business lost to Internet, supermarket and mass merchant retailers; and

  •
  the expansion of product offerings by traditional retail florists and direct marketers to include specialty gift items.

        We participate across every major floral retail distribution channel. The primary channels and our role in each channel are:

        Floral Direct Marketers.    Floral direct marketers take floral orders from consumers by telephone and over the Internet. These direct marketers represent a rapidly growing portion of the floral delivery sub-segment of the overall floral retail market, and benefit from national exposure, an online presence and prominent toll-free telephone numbers. Through our www.ftd.com Web site and our 1-800-SEND-FTD toll-free telephone number, among our competitors we are one of the largest direct marketers of floral and specialty gifts in the U.S. We transmit orders received through our www.ftd.com Web site and toll-free telephone number to FTD members or third parties for processing and delivery.

        Florists.    There are an estimated 23,000 retail florists in the U.S., many of which are sole proprietorships. Some retail florists have expanded merchandise to include giftware, indoor plants, outdoor nursery stock, seasonal decorations and other merchandise to try to counteract the entrance into the floral retail market of supermarkets and mass merchants and the expansion of other retail channels. Through our florist segment, we supply products and services to our FTD members to facilitate their ability to send, receive and deliver orders to effectively operate and grow their businesses. We do not own or operate any retail locations.

        Supermarkets and Other Retailers.    Food retailers, mass merchants and other retailers are becoming increasingly important distribution channels in the floral retail market. During the past several years, these retail locations have increased their presence in the floral retail market, adding floral products to their merchandise assortments. We believe there are approximately 40,000 supermarkets and mass merchants that sell flowers in the U.S. and Canada. We provide products and services to a growing number of supermarket locations in North America. Through our florist segment, we are pursuing channel initiatives such as providing FTD branded fresh flowers and store-in-store floral displays and departments at various supermarkets and retailers.

  International

        In the U.K. and the Republic of Ireland, the floral retail market is highly fragmented and competitive. The U.K. market exhibits trends similar to those found in the U.S., which include:

  •
  increasing role of floral direct marketers and direct ship vendors, including those marketing over the Internet; and

  •
  increased dependence on incoming order volume by traditional retail florists.

        Unlike the U.S., mass merchants play a significant role in the delivered flower market, offering next day delivery.

Competitive Strengths

  Premier International Floral Brand

        The FTD and Interflora brands and Mercury Man logo enjoy significant international recognition within the floral industry and among consumers. The Mercury Man logo is displayed in approximately 45,000 floral shops internationally and 150 countries. We believe our brands have the highest brand recognition in their respective U.S. and U.K. markets, which provides us with significant competitive advantages and allows us to:

  •
  drive substantial traffic to our www.ftd.com and www.interflora.co.uk Web sites and related telephone ordering services;

  •
  reduce marketing costs per order and customer acquisition costs; and

  •
  attract new members and retain existing members who find that our brand recognition enhances their business.

  Strong Competitive Position

        We believe we are the only company in the industry with significant operations in the consumer, florist and international segments.

        Our consumer segment is the second-largest participant in the North American floral and specialty gift direct marketing channel, which we believe to be the fastest growing channel within the retail floral market. Within the floral direct marketing channel, we believe we have increased our market share over the past several years which is due, in part, to a shift in consumer preference toward ordering flowers over the Internet and to our relative strength in this growth channel. Additionally, through our supermarket members, we believe we are the only industry participant with a significant presence in the growing North American supermarket and mass merchant channel.

        Our florist segment is the second-largest participant in the highly concentrated floral wire-service market, which enjoys significant barriers to entry with respect to clearinghouse services and the significant number of floral orders generated by our consumer segment. We believe our competitive strength in our florist segment is driven by our established brand, the significant orders from our consumer segment fulfilled by our members, the value of our extensive membership base, our national sales force and the strength of our relationships with FTD members.

        Our international segment includes Interflora, the largest floral direct marketer in the U.K. Interflora provides products and services to an exclusive member network with significantly more orders than the nearest competitor, which is driven by the strength of the Interflora brand.

  Highly Complementary Business Segments

        Our consumer and florist businesses are highly complementary and provide significant synergies. We believe no other participant in our industry has our combination of a substantial consumer business and a large, broad-based florist membership.

        FTD and Interflora members provide a high quality order fulfillment vehicle for our consumer orders, which we believe is difficult to replicate. Our network of members allows us to offer same-day delivery of floral orders to a substantial portion of the U.S., Canadian, U.K. and Irish populations. It also allows our consumer businesses to process peak order flow substantially above that of our average daily order flow without any meaningful incremental investment in systems or infrastructure.

        One of the principal benefits to a florist of membership in the FTD or Interflora network is enhanced order flow. Our Web sites and toll-free telephone numbers support our florist segment by providing a strong flow of floral orders for fulfillment by members, which increases the value of membership to a florist.

  Proven Growth Platform with Strong Margins and Significant Cash Flow Generation

        We believe our strategy and business model are validated through our growth and profitability. For the five-year period ended June 30, 2006, we grew revenue at a compound annual rate of 9% through our ability to capitalize on consumers' shift to direct marketers, expansion of our direct ship offerings, development of new products and services and utilization of our brand strength to acquire customers. We are focused on driving profitable growth which has resulted in our ability to generate and maintain strong operating margins. Our members and direct ship partners maintain the "bricks and mortar" facilities and substantially all of the floral and specialty gift physical inventory, and bear the cost of warehousing and distribution. Additionally, our consumer businesses have attractive working capital characteristics that result from consumers paying for floral and specialty gift orders before we pay florists and specialty gift providers to deliver them. We also have low capital expenditure requirements. As a result, we generate substantial free cash flow (operating cash flow minus capital expenditures).

Business Strategy

        Our primary objectives are to capitalize on the rapidly growing floral and specialty gift direct marketing industry and leverage our strong brand name and position in the floral wire service market to profitably grow our consumer, florist and international segments. We intend to achieve those objectives with the following strategic initiatives:

  Consumer Segment

        Continue to Grow Order Volume and Add and Retain Consumers.    We plan to continue to direct consumers to our www.ftd.com Web site for their floral and specialty gift purchasing needs, as processing orders over the Internet is a profitable order generating vehicle for us and an efficient and convenient ordering method for the consumer. We plan to add new consumers by continuing to expand our existing marketing efforts, focusing on highly trafficked Internet sites, as well as continued growth and focus on numerous consumer affinity programs. Once a consumer has purchased floral or specialty gift products from us, we market our products to that customer through e-mail, direct mail and other marketing vehicles to encourage repeat purchases.

        Expand Product Offerings.    We are increasing our presence in the Internet retail market by developing a broader offering of direct ship products. We believe that our marketing expertise and brand strength allow us to attract a wide range of quality partners. Our partners provide a wide range of products to meet consumer demand. For example, we recently introduced several exciting new partnerships and products. This includes our Vera Wang™ line of flowers, a luxury collection of hand-chosen bouquets by designer Vera Wang, plus our Todd Oldham™ line, a new line of contemporary and innovative floral arrangements. In addition to designer brand offerings, we also believe that lower-priced floral products are a growing segment of the market. We plan to continue refining our offerings in this area to meet consumer demand.

  Florist Segment

        Continue to Increase Penetration of our Product Offerings and our Suite of Products and Services.    We intend to drive product and service offering penetration and continue to attract florists to our network through continued improvements in our product and service offerings that increase revenue and reduce costs for our members, simplified pricing strategies and improved sales and service capabilities. Currently, most of our florist products and services have less than 50% penetration among our membership. Our recent introductions include our online flower exchange, improved Web sites and online marketing products and direct marketing functionality within our technology products.

        Successfully Execute Supermarket and Mass Merchant Channel Initiatives.    We are currently pursuing opportunities to expand our presence in a number of channels that have not historically represented a meaningful portion of our revenues. For example, we believe the supermarket and mass merchant channel represents an excellent opportunity to increase our membership and product penetration as consumers continue to shift "cash and carry" purchases away from traditional florists. To capitalize on this opportunity, we have begun to provide FTD-branded product offerings to supermarkets that sell flowers in North America. We plan to continue adding additional locations to our membership from the estimated 23,000 supermarkets that sell flowers in North America. We also believe we have a significant opportunity to expand in the mass merchant category, which has approximately 17,000 locations in North America.

  International Segment

        Continue to Enhance Interflora Operations.    On July 31, 2006, we completed our acquisition of Interflora. Interflora converted from an unincorporated association to a "for-profit" incorporated association in February 2005. We believe there are significant opportunities to grow and expand Interflora's business by providing the expertise that we have developed over the past 13 years through our own conversion and development from an unincorporated association in 1994. These opportunities include leveraging Interflora's brand and market position, employing marketing best practices and increasing the number of products and services provided to the florist member network. We believe that we can continue to drive growth and increase profitability through these initiatives.

        Expand International Platform.    Through Interflora, we have begun to pursue international opportunities in the floral retail and the floral direct marketing channels. We believe that our international strategy will further diversify our business and enhance our scale relative to our competitors. We believe this platform, along with the strength of our international brand, will give us an advantage in selectively sourcing and executing future acquisitions in Europe or other regions of the world.

Significant Risks Related to our Business and High Degree of Leverage

        Although we believe that our competitive strengths and our business strategy described above will provide us with opportunities to achieve our business objectives, there are a number of risks and uncertainties that may affect our financial and operating performance. You should consider carefully the information under the heading "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, each of which could materially adversely affect our operating results, financial condition and cash flows. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein, each of which could result in a decrease in the value of our common stock and your investment therein.

        Our principal executive offices are located at 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Our telephone number is (630) 719-7800. FTD Group, Inc. was incorporated in 2003 under Delaware law. Our Web site is located at www.ftd.com. The information on our Web site is not a part of this prospectus.

        All trademarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by the selling stockholders	6,000,000 shares
Common stock to be outstanding after this offering	28,334,856 shares
Use of proceeds
The proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk factors
See "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended June 30, 2006, incorporated herein by reference, for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange symbol	FTD

        The number of shares to be outstanding immediately after this offering is based on the number of shares of our common stock outstanding as of February 6, 2007 and excludes:

  •
  3,228,647 shares of common stock issuable upon the exercise of stock options outstanding as of February 6, 2007, with exercise prices ranging from $3.00 to $17.10 per share and a weighted average exercise price of $9.06 per share; and

  •
  1,152,440 shares of common stock reserved for future grants under our stock option plans as of February 6, 2007.

        Except as otherwise noted, all information in this prospectus assumes no exercise by the underwriters of their right to purchase up to an additional 900,000 shares.

Recent Developments

        Our Board of Directors has approved a dividend policy and declared its first quarterly cash dividend of $0.1625 per share. This dividend will be paid on April 2, 2007 to stockholders of record as of the close of business on March 19, 2007. We intend to continue to pay quarterly dividends, although each declaration and payment of dividends is subject to the determination of our Board of Directors and continued compliance with the requirements of our credit agreement and the indenture governing our senior subordinated notes. Our senior credit facility has been amended to permit such dividends to be paid, subject to continued covenant compliance.

Summary Condensed Consolidated Financial Data

        On February 24, 2004, we completed a going private transaction with an affiliate of Leonard Green & Partners, L.P., which we refer to as the 2004 Going Private Transaction. In the transaction, Nectar Merger Corporation, which was a wholly-owned subsidiary of Mercury Man Holdings Corporation, merged with and into FTD, Inc., with FTD, Inc. continuing as the surviving corporation. As a result of the 2004 Going Private Transaction, FTD, Inc. common stock was not publicly traded and FTD, Inc. became a wholly-owned subsidiary of FTD Group, Inc., an affiliate of Green Equity Investors IV, L.P., a private investment fund affiliated with Leonard Green & Partners, L.P. The results of operations presented herein for all periods prior to the 2004 Going Private Transaction are referred to as the results of operations of the "Predecessor." The Predecessor ceased operations as of the date of the 2004 Going Private Transaction.

        The following table sets forth the Predecessor's selected historical financial data for the period from July 1, 2003 through February 23, 2004 and our selected historical financial data for the period from February 24, 2004 through June 30, 2004, the 2005 and 2006 fiscal years and the six month periods ended December 31, 2005 and 2006. The selected historical statement of income and other data for the periods from July 1, 2003 through February 23, 2004 and from February 24, 2004 through June 30, 2004 and for the 2005 and 2006 fiscal years and balance sheet data for the 2005 and 2006 fiscal years are derived from the Predecessor's and our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The balance sheet data for the 2004 fiscal year are derived from our audited consolidated financial statements not included or incorporated in this prospectus supplement and the accompanying prospectus. The summary condensed consolidated financial data for the six months ended December 31, 2006 and 2005 are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results of those periods. The historical results are not necessarily indicative of results to be expected in any future period. The following summary condensed consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto incorporated into this prospectus supplement and the accompanying prospectus.

        On December 21, 2005, we sold substantially all the assets and certain liabilities of our Renaissance greeting card business. Prior to the sale, the operations of Renaissance, including the gain on the sale, were included within the florist segment. For fiscal 2004, 2005 and 2006, Renaissance generated $8.4 million, $8.7 million and $3.9 million of revenues and $0.5 million, $0.3 million, and $1.0 million of operating income, respectively.

        Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles, or GAAP, has been omitted pursuant to the rules and regulations promulgated by the SEC. Amounts below are presented in thousands, except for per share data.

	Predecessor Period from July 1, 2003 through February 23, 2004
			Period from February 24, 2004 through June 30, 2004			Six Months Ended December 31,
				Fiscal year ended June 30, 2005	Fiscal year ended June 30, 2006
						2005	2006
						(unaudited)
Statement of Income:
Total revenues	$245,679		$151,381	$437,795	$465,133	$195,054	$260,311
Cost of goods sold and services provided	138,057		88,424	248,017	262,774	106,980	149,741

Gross profit	107,622		62,957	189,778	202,359	88,074	110,570
Selling, general and administrative expenses	106,921	(1)	49,939 (2)	150,132 (3)	141,303	62,937	78,183

Income from operations	701		13,018	39,646	61,056	25,137	32,387
Interest expense, net	510		9,228	19,817	18,525	9,472	14,598
Interest expense and payment fees on preferred stock subject to mandatory redemption	—		6,689	34,732	—	—	—
Other (income) expense, net	(1,105	)(4)	63	(390)	(398)	(88)	(1,295)
Income tax expense	2,898		1,535	8,087	17,386	6,425	7,534

Net income (loss)	$(1,602)		$(4,497)	$(22,600)	$25,543	$9,328	$11,550

Net income (loss) per share—basic			$(0.34)	$(1.15)	$0.89	$0.32	$0.41
Net income (loss) per share—diluted			$(0.34)	$(1.15)	$0.86	$0.31	$0.39
Other Data:
Adjusted EBITDA(5)	$30,787		$20,750	$64,042	$68,998	$29,262	$39,588
Consumer segment orders	2,063		1,517	4,073	4,508	1,749	1,904
Consumer segment revenues	$128,507		$88,296	$247,108	$275,773	$104,841	$116,868
Florist segment revenues	$117,172		$63,085	$190,687	$189,360	$90,213	$88,399
International segment revenues(6)	$—		$—	$—	$—	$—	$55,044
	As of June 30,			As of December 31,
	2004	2005	2006	2005	2006
Balance Sheet Data:
Working capital (deficit)(7)	$(13,195)	$(23,096)	$(33,785)	$(29,779)	$(40,970)
Total assets	$579,888	$571,314	$570,737	$580,623	$780,428
Long-term debt, including current portion	$259,788	$239,080	$220,117	$233,145	$344,209
Preferred stock subject to mandatory redemption	$152,079	$—	$—	$—	$—
Total equity	$35,462	$205,747	$217,736	$212,560	$240,911

(1)
During the period from July 1, 2003 through February 23, 2004, the Predecessor recorded merger-related expenses of $23.4 million related to the 2004 Going Private Transaction as a component of selling, general and administrative expenses.

(2)
During the period from February 24, 2004 through June 30, 2004, we recorded severance costs of $3.3 million as a component of selling, general and administrative expenses associated with the departure of certain of our senior executives shortly following the consummation of the 2004 Going Private Transaction.

(3)
During the year ended June 30, 2005, we recorded costs of $13.9 million related to the management services agreement with Leonard Green & Partners, L.P., which included $12.5 million related to the termination of the management services agreement, as a component of selling, general and administrative expenses.

(4)
During the period from July 1, 2003 through February 23, 2004, the Predecessor recorded as a component of other expense, net, a gain of $1.5 million as a result of a settlement with the insurance carrier that maintained a policy covering FTD and its directors and officers. In addition, the Predecessor entered into the Senior Secured Credit Facility, which we refer to as the 2004 Credit Agreement. As a result of entering into the 2004 Credit Agreement, unamortized deferred financing costs associated with the then existing debt were expensed by the Predecessor, resulting in a net loss on extinguishment of debt of $0.4 million, which was included in other expense, net.

(5)
We use Adjusted EBITDA as a supplemental non-GAAP measure of our performance. Adjusted EBITDA is reconciled to net income (loss) under GAAP as follows:

	Predecessor Period from July 1, 2003 through February 23, 2004
		Period from February 24, 2004 through June 30, 2004			Six Months Ended December 31,
			Fiscal year ended June 30, 2005	Fiscal year ended June 30, 2006
					2005	2006
					(unaudited)
Net income (loss)	$(1,602)	$(4,497)	$(22,600)	$25,543	$9,328	$11,550
Plus: interest expense, net	510	9,228	19,817	18,525	9,472	14,598
Plus: interest expense and prepayment fees on shares subject to mandatory redemption	—	6,689	34,732	—	—	—
Plus: depreciation and amortization	5,377	3,738	10,499	10,461	5,116	7,201
Plus: income tax expense	2,898	1,535	8,087	17,386	6,425	7,534

EBITDA	7,183	16,693	50,535	71,915	30,341	40,883

Minus: gain on sale of Renaissance(a)	—	—	—	961	991	—
Minus: income related to settlement of Visa/MasterCard litigation(b)	—	—	—	1,558	—	—
Plus: net expenses described in Notes 2 and 3 above	23,358	3,327	—	—	—	—
Plus: deferred compensation(c)	51	—	—	—	—	—
Plus: management fees(d)	1,300	667	13,897	—	—	—
Minus: other income (expense), net(e)	1,105	(63)	390	398	88	1,295

Adjusted EBITDA	$30,787	$20,750	$64,042	$68,998	$29,262	$39,588

  (a)
  On December 21, 2005, we sold substantially all the assets and certain liabilities of our Renaissance greeting card business.

  (b)
  Represents settlement proceeds received in connection with class action litigation against Visa U.S.A. Inc. and MasterCard International, Inc.

  (c)
  In 2004, non-cash deferred compensation primarily represents net expense related to restricted stock grants under a plan that was terminated in connection with the 2004 Going Private Transaction. In 2006, we implemented a deferred compensation plan for certain members of Interflora management and there will be no adjustment for accruals under this plan in our presentation of Adjusted EBITDA.

  (d)
  Represents fees paid pursuant to a management agreement with Leonard Green & Partners, L.P., and in connection with the termination of that agreement in fiscal 2005. See Note (4) above.

  (e)
  Other than the expenses and gains described in Note (4) above, other income (expense), net is primarily attributable to currency translations.

(6)
On July 31, 2006, we completed the Interflora acquisition and subsequently have reported the results of operations associated with Interflora within our international segment.

(7)
Working capital deficit represents total current assets (excluding cash and cash equivalents) less current liabilities (excluding the current portion of long term debt and notes payable).

Non-GAAP Discussion

        In addition to our GAAP results, we also consider non-GAAP measures of our performance for a number of purposes. We use EBITDA, adjusted as described above, and referred to in this prospectus as "Adjusted EBITDA," as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.

        We present Adjusted EBITDA because we consider it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with our acquisition of Interflora, the indenture governing our outstanding senior subordinated notes and our executive compensation plan. The adjustments made in the calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating our performance for purposes of coverage ratios under the senior credit facility and the indenture governing our senior subordinated notes. Under our executive compensation plan, we base incentive compensation payments in significant part on our performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by us and by others in our industry to evaluate and price potential acquisition candidates. For example, we used EBITDA and similar adjustments to those described above in evaluating Interflora as an acquisition candidate.

        We believe EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and Adjusted EBITDA because we believe that these or similar measures are frequently used by investors, analysts and other interested parties in evaluating performance.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect our cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt, they do not reflect changes in, or cash requirements for, our working capital requirements or they do not reflect the impact of management fees paid and other companies in our industry may calculate these measures differently than presented above. We compensate for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

        In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described herein. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine or non-recurring items. For more information, see our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

        All of the shares of common stock offered pursuant to this prospectus supplement will be sold by the selling stockholders for their respective accounts. We will not receive any proceeds from the sale of shares by the selling stockholders.

MARKET PRICE OF COMMON STOCK

        Our common stock began trading publicly on the New York Stock Exchange on February 9, 2005 and is traded under the symbol "FTD." Immediately prior to that date, there was no public market for our common stock. As of December 31, 2006, we had approximately 21 holders of record of our common stock. The following table sets forth the high and low sale prices of the common stock during our 2005, 2006 and 2007 fiscal years.

	High	Low
Fiscal year ended June 30, 2005
Third quarter (beginning February 9, 2005)	$13.95	$11.86
Fourth quarter	12.14	10.39
Fiscal year ended June 30, 2006
First quarter	12.11	9.95
Second quarter	11.34	10.20
Third quarter	10.45	9.02
Fourth quarter	13.93	9.53
Fiscal year ended June 30, 2007
First quarter	16.70	13.46
Second quarter	18.49	14.92
Third quarter (through February 20, 2007)	20.93	17.01

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information known to us regarding the beneficial ownership of our common stock by (1) each person that is the beneficial owner of more than 5% of our common stock, (2) each director and executive officer, and (3) all directors and executive officers as a group, as of December 31, 2006 and as adjusted to reflect the common stock offered in this offering. For further information concerning our directors and executive officers, see our proxy statement incorporated herein by reference. Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 28,334,856 shares of our common stock outstanding on February 6, 2007. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o FTD Group, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515. As a result of the transaction, the ownership of affiliates of Leonard Green & Partners, L.P. will be reduced from 55.0% to 35.7% (or 32.8% if the over-allotment option is exercised in full), and therefore we will no longer be a "controlled company" as defined under New York Stock Exchange regulations.

						Beneficial Ownership After Completion of the Offering under this Prospectus Supplement (Assuming Exercise of the Underwriters' Option to Purchase Additional Shares)
				Beneficial Ownership After Completion of the Offering under this Prospectus Supplement
	Beneficial Ownership Prior to any Offering under this Prospectus Supplement
Name			Shares Being Offered(2)
	Shares	Percent(1)		Shares	Percent(1)	Shares(3)	Percent(1)
Greater than 5% Stockholders:
Green Equity Investors IV, L.P.(4)	15,562,695	54.9%	5,466,000	10,096,695	35.6%	9,276,795	32.7%
Barclays Global Investors N.A.(5)	1,922,337	6.8%	—	1,922,337	6.8%	1,922,337	6.8%
Directors and Executive Officers:
Michael J. Soenen(6)	633,992	2.2%	330,000	303,992	1.1%	254,492	*
Becky A. Sheehan	—	*	—	—	*	—	*
Jon R. Burney(7)	73,335	*	37,500	35,835	*	30,210	*
Lawrence W. Johnson(7)	73,335	*	37,500	35,835	*	30,210	*
George T. Kanganis(7)	73,335	*	37,500	35,835	*	30,210	*
William J. VanCleave(8)	134,448	*	70,000	64,448	*	53,948	*
Peter J. Nolan(4)	15,577,695	55.0%	5,466,000	10,111,695	35.7%	9,291,795	32.8%
Robert S. Apatoff(9)(10)	198,946	*	54,948	143,998	*	135,756	*
Adam M. Aron(11)	19,167	*	—	19,167	*	19,167	*
John M. Baumer(4)	15,567,695	54.9%	5,466,000	10,101,695	35.7%	9,281,795	32.8%
William J. Chardavoyne(12)	8,334	*	—	8,334	*	8,334	*
Timothy J. Flynn(4)(9)	15,562,695	54.9%	5,466,000	10,096,695	35.6%	9,276,795	32.7%
Ted C. Nark(9)(13)	183,946	*	54,948	128,998	*	120,756	*
Thomas M. White(14)	16,667	*	—	16,667	*	16,667	*
Carrie A. Wolfe(12)	8,334	*	—	8,334	*	8,334	*
Stephen W. Richards(15)	106,807	*	21,500	85,307	*	82,082	*
All executive officers and directors as a group (16 persons)(16)	16,800,449	57.6%	6,000,000	10,800,449	37.0%	9,900,449	33.9%

*
Does not exceed 1%.

(1)
Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 6, 2007 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.

(2)
Assumes no exercise of the underwriters' option to purchase additional shares.

(3)
Assumes the underwriters exercise their option to purchase 900,000 additional shares in full.

(4)
The number of shares beneficially owned includes 15,406,249 shares of Common Stock held by Green Equity Investors IV, L.P. and 156,446 shares of Common Stock held by FTD Co-Investment LLC. The number of shares offered includes 5,411,052 and 54,948 by Green Equity Investors IV, L.P. and FTD Co-Investment LLC, respectively. Green Equity Investors IV, L.P. is a Delaware limited partnership managed by Leonard Green & Partners, L.P. FTD Co-Investment LLC is a Delaware limited liability company managed by Leonard Green & Partners, L.P. Each of Messrs. John G. Danhakl, Peter J. Nolan, Jonathan D. Sokoloff, John M. Baumer, Jonathan A. Seiffer and Timothy J. Flynn, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control Leonard Green & Partners, L.P. As such, Messrs. Danhakl, Nolan, Sokoloff, Baumer, Seiffer and Flynn may be deemed to have shared voting and investment power with respect to all shares held by Green Equity Investors IV, L.P. and FTD Co-Investment LLC. These individuals disclaim beneficial ownership of the securities held by Green Equity Investors IV, L.P. and FTD Co-Investment LLC. The address of Green Equity Investors IV, L.P., FTD Co-Investment LLC and each of these individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)
According to Form 13G, dated December 31, 2006 and filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, N.A. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.

(6)
This number includes 475,558 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(7)
This number includes 53,334 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(8)
This number includes 97,780 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(9)
This number includes 156,446 shares of Common Stock held by FTD Co-Investment LLC. Messrs. Apatoff, Nark and Flynn hold 2.6%, 5.1% and 2.0% membership interests, respectively, in FTD Co-Investment LLC. Messrs. Apatoff, Nark and Flynn disclaim beneficial ownership of the shares of Common Stock held by FTD Co-Investment LLC. FTD Co-Investment LLC is offering 54,948 shares in this offering.

(10)
This number includes 42,500 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(11)
This number includes 19,167 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(12)
This number includes 8,334 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(13)
This number includes 27,500 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(14)
This number includes 16,667 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(15)
Stephen W. Richards was the Chief Executive Officer of Interflora when it was acquired by the Company on July 31, 2006. Mr. Richards currently holds the title of Executive Vice President, and Chief Executive Officer of Interflora. His address is c/o Interflora, Interflora House, Watergate, Sleaford, Lincolnshire, England NG34 7TB.

(16)
This number includes 855,842 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

Lock-up Agreements

        We, the selling stockholders, our directors and executive officers have entered into lock-up agreements, whereby we, the selling stockholders, our directors and executive officers agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, including any options or warrants to purchase shares of common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch. Additionally, the selling stockholders, our directors and executive officers may transfer shares subject to a lock-up by bona fide gift or to a trust for the benefit of the party granting the lock-up so long as the donee or trustee is bound by the terms of the lock-up and such transfer is not a disposition for value. The lock-up does not apply to sales to the underwriters existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement by the selling stockholders; sales or transfers made pursuant to any existing employee stock option plans by the selling stockholders; or the entry into Rule 10b5-1 trading plans that do not allow for sales prior to the end of the 90 day period.

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PROSPECTUS SUPPLEMENT SUMMARY
FTD Group, Inc.
The Offering
Recent Developments
Summary Condensed Consolidated Financial Data
USE OF PROCEEDS
MARKET PRICE OF COMMON STOCK
PRINCIPAL AND SELLING STOCKHOLDERS